[Letterhead of Genentech, Inc.]




                               December 18, 1997




Mr. Augustine Lawlor
Vice President, Corporate Development
  and Chief Financial Officer
LeukoSite, Inc.
215 First Street
Cambridge, Massachusetts 02142

Dear Gus:

      With respect to the Loan Agreement between LeukoSite, Inc. ("LS") and Genentech, Inc. ("GNE") dated December 18, 1997 (the "Loan Agreement"), LS agrees to reasonably assist GNE in avoiding equity accounting in connection with GNE's receipt of LS Common Stock or Preferred Stock under the Loan Agreement. If at any time GNE expects its percentage stock ownership in LS (assuming for the purposes of this letter agreement, the conversion of any LS Preferred Stock held by GNE into Common Stock) to exceed 18%, as based on (i) the outstanding balance of the Development Loans and/or Profit-Sharing Option Loans (as defined under the Loan Agreement, collectively, the "Loans") on an "as converted" to stock basis, (ii) GNE's then percentage stock ownership in LS, (iii) any expected exercise of the Common Stock Purchase Warrant dated December 18, 1997 and (iv) any additional amounts of LS Common Stock and/or Preferred Stock expected to be received under the Loan Agreement within the following eighteen (18) months with respect to draw downs under the Loans on an "as converted" to stock basis, GNE shall give LS prompt written notice of its expectation of greater than 18% ownership. Upon receipt of such notice, LS and GNE shall reasonably cooperate so that GNE can sell shares of LS Common Stock (assuming, for purposes of this letter agreement, the conversion of any LS Preferred Stock held by GNE into LS Common Stock) to maintain its percentage

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stock ownership in LS below 18%. If, following the sale of LS Common Stock
(assuming, for purposes of this letter agreement, the conversion of any LS Preferred Stock held by GNE into LS Common Stock) owned by GNE, GNE shall give LS prompt written notice that its expectation of greater than 18% stock ownership in LS continues, then LS agrees to negotiate in good faith with GNE to provide GNE with the right to convert all or a portion of the outstanding balance under the Loans into LS Common Stock and/or Preferred Stock, with such Common Stock and/or Preferred Stock to be considered Registrable Shares under the Registration Rights Agreement between LS and GNE dated December 18, 1997, so that GNE could sell such shares and maintain its ownership percentage below 18%. It is understood that, for purposes of this letter agreement, any shares owned by Roche Finance Ltd. or its affiliates (other than GNE) shall not count towards GNE's percentage ownership in LS.

                               Very truly yours,



                               Nicholas J. Simon
                               Vice President, Business and
                                 Corporate Development

Agreed to by:

LeukoSite, Inc.


By:_________________________________
    Augustine Lawlor
    Vice President, Corporate Development
     and Chief Financial Officer